Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 333-146508) of our report dated April 22, 2011, relating to the consolidated financial statements and financial statement schedules of Protective Life and Annuity Insurance Company and subsidiaries, which appears in such Registration Statement.  We also consent to the use in this Registration Statement on Form N-4 (File No. 333-146508) of our report dated April 25, 2011, relating to the financial statements of Variable Annuity Account A of Protective Life, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Birmingham, Alabama
September 16, 2011